Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT CORRECTS FULL YEAR 2007 REVENUE GUIDANCE

CHARLOTTE, NC, January 23, 2007 - FairPoint Communications, Inc. (NYSE: FRP) today announced corrected 2007 revenue guidance. On January 16, 2007, the Company announced revenue guidance for 2007 which did not include anticipated revenues from certain acquired operations. The corrected guidance for anticipated 2007 revenues is $281 to $284 million. All other previously issued guidance remains unchanged.

Also, a chart in the Company’s press release issued on January 16, 2007 indicated that the total number of combined wholesale access lines would be 59,722 upon the closing of the merger with Verizon’s wireline operations in Maine, Vermont and New Hampshire. The correct number is 159,722.

About FairPoint

FairPoint is a leading provider of communications services to rural and smaller urban communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and smaller urban communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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